Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	Registration Statement (Form S-8 No. 333-221727) pertaining to the CONSOL Energy Inc. 2020 Amended and Restated Omnibus Performance Incentive Plan,
•	Registration Statement (Form S-8 No. 333-251852) pertaining to the CONSOL Energy Inc. 2020 Amended and Restated Omnibus Performance Incentive Plan, and
•	Registration Statement (Form S-8 No. 333-238173) pertaining to the CONSOL Energy Inc. 2020 Amended and Restated Omnibus Performance Incentive Plan;

of our reports dated February 20, 2025, with respect to the consolidated financial statements of Core Natural Resources, Inc. and the effectiveness of internal control over financial reporting of Core Natural Resources, Inc. included in this Annual Report (Form 10-K) of Core Natural Resources, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 20, 2025